EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2011 Results

MITCHEL FIELD, N.Y., March 9, 2011 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the third quarter of fiscal 2011, which ended January 31, 2011, of $12.6 million, compared to $12.5 million in the preceding quarter and $12.5 million for the same quarter of fiscal 2010. Revenues for the first nine months of Fiscal 2011 were $37.3 million, compared to $36.4 million for the same period of the previous fiscal year.

The Company recorded operating profit of $796,000 for the third quarter, compared to an operating profit of $812,000 in the preceding quarter and $314,000 in the third quarter of fiscal 2010. Operating profit for the first nine months was $2.4 million, compared to $1.2 million in the first nine months of the prior fiscal year.

For the third quarter of fiscal 2011 net income was $508,000 or $0.06 per diluted share, compared to net income of $328,000 or $0.04 per diluted share, in the preceding quarter. For the first nine months of fiscal 2011 net income was $1.3 million or $0.16 per diluted share, after an income tax provision of $1.2 million. In the third quarter of the prior year, fiscal 2010, the Company recognized a $2.0 million tax benefit as a result of a change in tax laws in 2009. Including this tax benefit, net income in the third quarter of fiscal 2010 was $2.0 million, or $0.25 per diluted share, and $2.5 million or $0.31 per diluted share, for the first nine months.

Chairman of the Board General Joseph Franklin made the following comments: "We are very pleased to report that during this past quarter contract awards rose to record levels. We also expect significant additional awards in the near term from proposals currently outstanding on both commercial and U.S. Government programs. Most of this new business is for satellite products based on FEI's designs for systems that are already operating successfully in space. These products are leveraging our past investments in engineering and manufacturing, and are generating increased profitability. It is also very important to note that the programs FEI is supporting are among the most critical for the U.S. Government. All of this adds up to an outlook for Frequency Electronics which is exceptionally positive."

Reports on the Company's major business areas:

  Satellite Payloads: Revenues from space programs accounted for approximately 30% of total revenues. Over 90% of the Company's space business was on U.S. Government programs during this quarter. Satellite revenues would have represented a larger portion of total revenues had certain U.S. Government programs been fully funded during this period. The Company recognizes revenue only to the amounts funded even though it has firm contracts for higher amounts. Thus, the Company defers recognition of additional earned revenue on those programs until the customer provides sufficient funding. Present backlog maintains a high ratio of U.S. Government space business. We anticipate growth in the commercial satellite sector based on the large dollar value of outstanding proposals and recent contract wins.
  U.S. Government/DOD non-satellite programs: This business area represents approximately 30% of fiscal year 2011 revenues. Based on the multiple DOD development programs awarded the Company for secure communications, high resolution radar, smart munitions, and electronic intelligence, we anticipate this business area will grow to a larger portion of the Company's sales. Frequency's products address critical DOD requirements with projected high growth.
  Network Infrastructure: Sales from this business area exceeded 30% of consolidated revenues in the third quarter due to increased wireline sales and increased orders from wireless network infrastructure customers. The Company anticipates continued growth in sales of the US5G family of wireline synchronization products.

Reporting segments:

(Including inter-segment sales of $1.0 million in fiscal 2011 compared to $595,000 in fiscal 2010.)

  FEI-NY revenues were $7.9 million compared to $7.5 million in the preceding quarter and $7.4 million in the third quarter of fiscal 2010. The FEI-NY segment includes revenues from all major business areas.
  Gillam-FEI recorded revenues of $3.6 million, compared to $2.2 million in the preceding quarter and $3.8 million in the third quarter of fiscal 2010. The Gillam-FEI segment includes revenues primarily from wireline network infrastructure and other network management products.
  FEI-Zyfer revenues were $2.2 million, compared to $3.2 million for the preceding quarter and $1.9 million in the third quarter of fiscal 2010. The reduction in revenues from the preceding quarter resulted primarily from lower U.S. Government/DOD non-satellite sales. The major source of FEI-Zyfer's sales is from U.S. Government/DOD programs.

Chief Financial Officer Alan Miller provided the following comment on the Company's financial report: "Third quarter results continue to demonstrate the positive effects of Frequency's improved operating efficiency. Although revenues increased modestly year-over-year, gross margin increased by 10% and operating profit almost doubled. With our recent bookings of significant new business, we expect revenues to rise but costs will not increase by the same ratio. Thus, we anticipate even higher profitability in future quarters."

"Third quarter revenues were impacted by funding limitations on certain programs which we believe is a reflection of the current U.S. budgeting process. These budgeting issues should have a relatively insignificant and short-term impact on our results. Any stretch-out in revenue recognition related to current funding issues will benefit subsequent quarters when funding is received. During this past quarter we were cash flow positive and, year-to-date, we have generated over $2 million in positive operating cash flow."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, March 9, 2011, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through April 10, 2011. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 368880.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks.  Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.  Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Elcom Technologies provides added resources for state-of-the-art RF microwave products.  Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended		Nine Months Ended
	January 31,		January 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
	(in thousands except per share data)

Revenues	$12,635	$12,524	$37,287	$36,360
Cost of Revenues	7,786	8,102	22,888	23,243
Gross Margin	4,849	4,422	14,399	13,117
Selling and Administrative	2,820	2,608	8,380	7,948
Research and Development	1,233	1,500	3,622	3,954
Operating Income	796	314	2,397	1,215
Interest and Other, Net	52	(235)	107	(611)
Income before Income Taxes	848	79	2,504	604
Income Tax Provision (Benefit)	340	(1,970)	1,160	(1,970)
Net Income	$508	$2,049	$1,344	$2,574

Net Income per Share:
Basic	$0.06	$0.25	$0.16	$0.31
Diluted	$0.06	$0.25	$0.16	$0.31
Average Shares Outstanding
Basic	8,262,713	8,184,627	8,249,225	8,176,638
Diluted	8,372,187	8,222,574	8,325,665	8,197,367

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	January 31,	April 30,
	2011	2010
	(in thousands)
ASSETS
Cash & Marketable Securities	$22,030	$20,372
Accounts Receivable	8,598	10,504
Costs and Estimated Earnings in Excess of Billings	2,332	1,667
Inventories	28,475	26,975
Other Current Assets	1,309	1,122
Property, Plant & Equipment	6,728	7,015
Other Assets	14,181	13,765
	$83,653	$81,420
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$6,886	$7,308
Long-term Obligations and Other	10,703	10,729
Stockholders' Equity	66,064	63,383
	$83,653	$81,420
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com